UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 19, 2015

Date of Report (Date of earliest event reported)

Penumbra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37557	05-0605598
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

One Penumbra Place

1351 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, including zip code)

(510) 748-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2015, Penumbra, Inc. (the “Company”) and SKS Harbor Bay Associates, LLC (“SKS Harbor Bay”) entered into a lease agreement (the “Lease”) relating to the lease of additional office, research and development and manufacturing space at the Company’s headquarters located at Harbor Bay Business Park, Alameda, California. Pursuant to the Lease, the Company agreed to lease from SKS Harbor Bay an aggregate of approximately 99,968 square feet of rentable area (plus an additional 15,882 square feet of rentable area which may be delivered by SKS Harbor Bay at SKS Harbor Bay’s sole option by notice delivered on or before May 1, 2016, and subject to terms described in the Lease) (collectively, the “Initial Premises”) at properties located at 1301, 1311 and 1401 Harbor Bay Parkway, Alameda, California 94502 (collectively, the “Buildings”). The term of the Lease will commence on February 1, 2016, or on a later date subject to the occurrence of certain events described in the Lease (the “Initial Commencement Date”), and it expires after fifteen (15) years. The base monthly rent under the Lease is $1.25 per rentable square foot (an aggregate of $124,960 per month) increased on each anniversary of the Initial Commencement Date by three percent (3%). The Company is also responsible for certain other costs under the Lease, such as operating expenses, taxes, assessments, insurance and utilities.

From time to time during the ten (10) year period following the Initial Commencement Date, if any space in any of the Buildings (other than the Initial Premises) or in the building located at 1431 Harbor Bay Parkway becomes vacant due to the expiration or earlier termination of a lease of that space to a tenant other than the Company, such space will be added to the Initial Premises at the then current base monthly rental rate. The maximum additional space that could be added to the Initial Premises under this provision of the Lease is 117,325 square feet. The Company has a right of first offer to lease any space that becomes available in the Buildings or in the building located at 1431 Harbor Bay Parkway after the expiration of the ten (10) year period following the Initial Commencement Date, subject to the terms described in the Lease.

The Company has the option to renew the Lease for up to three (3) additional five (5) year periods at the fair market rental value at the time of each respective extension, subject to terms described in the Lease.

Pursuant to the terms of the Lease, the Company has a right of first offer to purchase all of the Buildings and the building located at 1431 Harbor Bay Parkway, and all related improvements and land (collectively, the “Project”), in the event that SKS Harbor Bay elects to sell, transfer or otherwise convey the Project as a whole, subject to the terms described in the Lease.

There is no material relationship between the Company, or any of its affiliates, and SKS Harbor Bay, or any of its affiliates, other than the contractual relationship under the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penumbra, Inc.

Date: December 23, 2015	By:	/s/ Sri Kosaraju
Sri Kosaraju
Chief Financial Officer and Head of Strategy